                         EXECUTIVE SEVERANCE AGREEMENT
                         -----------------------------

    THIS AGREEMENT is made as of the 11th day of March, 1996 between Renal Treatment Centers, Inc. (the "Company"), a Delaware corporation, and Thomas J. Karl (the "Executive").


                                   RECITALS:
                                   --------

    The Company considers the employment and maintenance of continuity in its key management personnel to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection the Company recognizes that the possibility of a change of control may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to reinforce and encourage employment of the Executive and the Executive's continued attention and dedication to his assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change of control of the Company.

    In order to induce the Executive to accept employment and to thereafter remain in the employ of the Company notwithstanding the occurrence of a Change of Control of the Company (as defined in Section 7 of this Agreement), the Company is willing to employ the Executive in accordance with the terms of that certain Employment Agreement dated as of March 11, 1996 between the Company and the Executive (the "Employment Agreement") and thereafter in accordance with such terms as may be agreed upon by the Executive and the Company and, if a Change of Control shall occur during such employment period, the Company is willing to continue to employ the Executive for a period equal to the remaining term under the Employment Agreement or 12 months immediately following the date of Change of Control, whichever is greater, on the terms and conditions set forth in this Agreement.

    In consideration of the undertakings of the Company in this Agreement, and intending to be legally bound hereby, the Executive is willing to continue to serve the Company in a management capacity in accordance with the terms of the Employment Agreement and, if a Change of Control shall occur during such employment period, the Executive is willing to serve the Company for a period equal to the remaining term under the Employment Agreement or 12 months immediately following the date of Change of Control, whichever is greater, on the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, it is agreed as follows:

    1.  Employment.
        ----------

        (a) The Company hereby affirms, confirms and reaffirms its agreement to employ the Executive and the Executive hereby affirms, confirms and reaffirms his agreement to be employed by the Company in accordance with the terms of the Employment Agreement, the term of which shall be subject to extension as provided in Section 1(b) hereof.

        (b) If the Executive is employed by the Company on the date on which a Change of Control of the Company occurs, then, except as otherwise provided in Sections 4 and 5(a), the Company agrees to employ the Executive, and the Executive agrees to serve the Company, in a management capacity for a period of
(i) the remaining term under the Employment Agreement or (ii) twelve (12) months, whichever is greater, commencing on the date on which the Change of Control occurs.

        (c) The period following a Change of Control during which the Executive shall be employed pursuant to this Agreement is hereinafter referred to as the "Post Change of Control Employment Period."

    2.  Duties.
        ------

        (a) During the Post Change of Control Employment Period, the Executive's duties on behalf of the Company shall be in the same area of operations and the same corporate capacity and of the same general nature as those performed by him prior to the Post Change of Control Employment Period.

        (b) During the Post Change of Control Employment Period, the Executive shall devote such amount of his time, energy and skills to the endeavors of the Company and the promotion of its interests as prior to the Post Change of Control Employment Period.

        (c) The Executive agrees that during the Post Change of Control Employment Period he shall be subject to the non-competition provisions of the Employment Agreement or any non-competition agreement between the Executive and the Company entered into prior to the Post Change of Control Employment Period.

    3.  Compensation.
        ------------

        (a) As consideration for the undertakings of the Executive in this Agreement, and as compensation for the Executive's services during the Post Change of Control Employment Period, the Company shall pay the Executive a salary at least equal to the base salary that the Executive is being paid by the Company on the date on which the Change of Control occurs.

        (b) During the Post Change of Control Employment Period, the Executive shall be entitled to employee benefits (including, but not limited to, retirement benefits, medical insurance, disability insurance, other insurance programs and vacations) no less favorable than those to which he is entitled on the date on which the Change of Control occurs.

        (c) In addition to all other compensation to be paid to the Executive by the Company hereunder, upon the occurrence of a Change of Control, the Company shall cause the options as to 30,000 shares (60,000 subsequent to the post split to be effective close of business March 14, 1996) of the Company's common stock (upon a Change of Control prior to September 1, 1996) and all options (upon a Change of Control on or after September 1, 1996) ("Options") granted to the Executive under the Company's stock option plans to automatically become fully vested and exercisable immediately upon a Change of Control. In addition, the Executive shall have the right exercisable by written notice to the Company to elect to receive, in lieu of shares of common stock of the Company (the "Company Shares") issuable upon the exercise of Options (which Options shall be cancelled upon the making of the payment referred to below), an amount in cash equal to the aggregate spread between the exercise prices of all Options held by the Executive, whether or not then fully vested or exercisable, and the higher of (A) the closing price of Company Shares as reported on the principal securities exchange on which the Company's common stock is traded or if the principal trading market for the Company's common stock is the Nasdaq National Market then such market on the date of Change of Control (or the last trading date prior thereto), or (B) the highest price per Company Share actually paid in connection with the Change of Control of the Company (the higher price being referred to as the "Termination Price"), but excluding from such calculation all Options the exercise price of which is in excess of the Termination Price. Nothing contained herein shall affect the Employee's right to have all options held by him to become immediately exercisable pursuant to the terms of the Employment Agreement and/or the Stock Option Agreement, dated as of March 11,1996 between Company and Executive.

    4.  Death or Disability.
        -------------------

        (a) If the Executive shall die during the Post Change of Control Employment Period, the Company's remaining obligations under this Agreement shall terminate.

        (b) If, during the Post Change of Control Employment Period, the Executive shall, in the reasonable opinion of the Board, become totally disabled or incapacitated for a period of at least six consecutive months, the Company shall so notify the Executive in writing and, upon the expiration of such six-month period or such later time as shall be specified in the Company's notice, the Post Change of Control Employment Period shall terminate.

    5.  Termination.
        -----------

        (a) If, during the Post Change of Control Employment Period, the Executive shall terminate his employment other than for Good Reason (as defined in Section 7 of this Agreement) or other than for Constructive Discharge (as defined in the Employment Agreement) or shall violate the provisions of Section 2(c) hereof, the Company's remaining obligations under this Agreement shall terminate.

        (b) The Company shall have the right to terminate the Post Change of Control Employment Period of the Executive under this Agreement for Material Cause (as defined in the Employment Agreement), and for no other reason. Upon such termination, the Company's remaining obligations under this Agreement shall terminate. For purposes of this Section 5(b), the Executive shall not be deemed to have been terminated for Material Cause unless,in addition to the requirements set forth in the definition of Material Cause in the Employment Agreement, the Executive lacked good faith and a reasonable belief that his conduct was in the best interest of the Company. Moreover, any conduct of the Executive in connection with a Change of Control (including his opposition to or support of a Change of Control) shall not under any circumstances be deemed to constitute Material Cause for purposes of this Agreement.

        (c) If the Executive shall terminate his employment for Good Reason or by reason of Constructive Discharge prior to the end of the Post Change of Control Employment Period, the Executive shall receive the same payments that would have been provided to the Executive under Sections 5(e) and 5(f) hereof.

        (d) If the Company shall terminate the employment of the Executive prior to the end of the Post Change of Control Employment Period for any reason other than Material Cause as provided in Section 5(b) of this Agreement or total disability or incapacity for a period of at least six consecutive months as provided in Section 4(b) of this Agreement, or if the Executive shall terminate his employment for Good Reason or by reason of Constructive Discharge prior to the end of the Post Change of Control Employment Period, the Executive shall be entitled to receive such payments and benefits as are specifically provided by this Agreement for a period equal to the balance of the Post Change of Control Employment Period as if such termination had not occurred.

        (e) Except as provided in Sections 4(a), 4(b) and 5(b) hereof, if the Executive's employment is terminated by the Company prior to the end of the Post Change of Control Employment Period, the Executive shall receive his base salary in effect immediately prior to the date on which the Change of Control occurs until the expiration of the Post Change of Control Employment Period as if such termination had not occurred.

        (f) If the Executive is entitled to continue to receive salary pursuant to Section 5(d) of this Agreement after the termination of his employment, he shall also be entitled to receive employee fringe and welfare benefits (including, but not limited to, medical insurance, disability insurance and other insurance programs) at least comparable to those to which he was entitled immediately prior to the date on which such termination occurs. If the terms of any of the Company's welfare benefit plans do not permit continued participation by the Executive, the Company shall arrange to provide to the Executive a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage.

        (g) In addition to all other amounts payable to the Executive under this Section 5, upon the termination of his employment, the Executive shall be entitled to receive all benefits (as if he were employed until the end of the Change of Control Post Employment Period) payable to the Executive under the Company's tax-qualified retirement plan and any other plan or agreement relating to retirement benefits.

        (h) Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 12 hereof. A "Notice of Termination" shall mean a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

        (i) Notwithstanding anything to the contrary set forth herein, upon the termination of this Agreement, the Employee shall be entitled to receive any payments or benefits under any benefit or retirement plans or other arrangements that would, by their terms, apply.

    6.  Expense Reimbursement.  In the event that any person asserts the
        ---------------------
invalidity of all or any part of this Agreement and the Executive incurs legal fees or out-of-pocket expenses in connection with defending the validity of all or a portion of this Agreement, the Company shall reimburse the Executive for all legal fees and out-of-pocket expenses the Executive so incurs.

    7.  Definitions.
        -----------

        (a) For purposes of this Agreement, "Change of Control" shall be deemed to have occurred if, during the term of this Agreement:

             (i) the beneficial ownership of at least 50% of the Company's voting securities or all or substantially all of the assets of the Company shall have been acquired, directly or indirectly, by a single person or a group of affiliated persons, other than the Executive or a group in which the Executive is a member, in any transaction or series of transactions; or

            (ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of the Company with another corporation or entity or contested election of directors, the persons who were directors of the Company immediately prior to such occurrence shall cease to constitute a majority of the Board of Directors of the Company or the surviving, new or combined entity and any corporation or entity that shall control the Company or the surviving, new or combined entity.

        (b) For purposes of this Agreement, the date of Change of Control shall mean the earlier to occur of:

             (i) the first date on which a single person or group of affiliated persons acquires the beneficial ownership of 50% or more of the Company's voting securities or all or substantially all of the Company's assets in any transaction or series of transactions; or

            (ii) the date on which a cash tender offer, exchange offer, sale of assets, merger, consolidation, other business combination or contested election of directors resulting in the change in the Board of Directors contemplated by
Section 7(a)(ii) hereof is consummated.

        (c) For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the following events after the date of Change of Control without the Executive's express written consent:

             (i) the assignment to the Executive of any duties that are not in the same corporate capacity or area of operations or are not of the same general nature as the Executive's duties with the Company immediately prior to a Change of Control or the failure by the Company to provide the Executive office accommodations and assistance substantially equivalent to the accommodations and assistance provided to the Executive immediately prior to the Change of Control;

            (ii) a reduction in the Executive's compensation as in effect on the date of the Change of Control or as the same may be increased thereafter; or

           (iii) the Company's assigning the Executive to a facility situated beyond the radius of 30 miles from the facility to which he was assigned immediately prior to a Change of Control.

    8.  Excess Parachute Payment.  In the event that any payment or benefit
        ------------------------
received or to be received by the Executive in connection with a Change of Control (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any successor to the Company or any corporation ("Affiliate") affiliated with the Company or which becomes so affiliated pursuant to the transactions resulting in a Change of Control, both within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), (collectively all such payments are hereinafter referred to as the "Total Payments")) is deemed to be an "excess parachute payment" (in whole or part) to the Executive as a result of Section 280G and/or 4999 of the Code, no change shall be made to the Total Payments to be made in connection with the Change of Control except that, in addition to any other payment, coverage or benefit due and owing hereunder, the Company shall pay to Executive on the date on which a Change of Control occurs a cash payment equal to an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the "excess parachute payment" received by the Executive (determined without regard to any payments made to the Executive pursuant to this Section) and dividing the product so obtained by the amount obtained by subtracting the aggregate local, state and Federal income tax rate applicable to the receipt by Executive of the "excess parachute payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code, it being the Company's intention that the Executive's net after tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code.

    For purposes of implementing this Section 8, the following provisions shall apply: (i) no portion, if any, of the Total Payments, the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Total Payments, shall be taken into account; and (ii) the value of any non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.



    9. Binding Effect.  This Agreement shall be binding upon and inure to the
        --------------
benefit of any successor to the Company including without limitation any successor to all or substantially all of the business or assets of the Company, and such successor shall also be responsible for the discharge and performance of all obligations of the Company hereunder.

    10.  Successors.  The Company will require any successor (whether direct or
          ----------
indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason or for Constructive Discharge.

    11.  Notice.  Notices and all other communications provided for in this
         ------
Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office and to the Executive at his principal residence as shown in the Company's personnel records, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

    12.  Conflict with Other Agreements.  In the event of any conflict between
         ------------------------------
the provisions of this Agreement and the Employment Agreement, the provisions of this Agreement shall control.

    13.  Effective Date.  This Agreement shall become effective on the date
         --------------
Executive's employment with Company commences pursuant to the terms of the Employment Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



Attest:                                RENAL TREATMENT CENTERS, INC.


/s/ Frederick C. Jansen                By:/s/ Robert L. Mayer, Jr.
- --------------------------             -------------------------
                                       President


Witness:


/s/ Frederick C. Jansen                /s/ Thomas J. Karl
- --------------------------             ----------------------------
                                       Thomas J. Karl